Exhibit (a)(1)(A)
Exchange Circular

[CBRL GROUP, INC. LOGO]

Offer to Exchange

Zero Coupon Senior Convertible Notes due 2032
(CUSIP Nos. 12489VACO) and an Exchange Fee
for all our outstanding
Liquid Yield Option™  Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc. M Notes due 2032 (Zero Coupon - Senior)
(CUSIP Nos. 12489VAB2; 12489VAA4)
_____________________________________________________________________________________________
We, CBRL Group, Inc., are offering to exchange $1,000 in principal amount at maturity of our Zero Coupon Senior Convertible Notes due 2032, or the “New Notes,” and an exchange fee of $0.60 per $1,000 principal amount at maturity of New Notes, for each $1,000 in principal amount at maturity of our Liquid Yield Option Notes due 2032 (Zero Coupon - Senior), or the “Old Notes,” that is properly tendered and accepted for exchange on the terms set forth in this exchange circular and in the accompanying Letter of Transmittal, which we refer to together as the “exchange offer.” An aggregate of up to $422,050,000 principal amount at maturity of New Notes will be exchanged for up to a like amount of Old Notes. See page 29 for how to tender Old Notes.

THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED. THE EXCHANGE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS, AS MORE FULLY EXPLAINED IN THIS EXCHANGE CIRCULAR.

The exchange offer will expire at 5:00 p.m., New York City time, on April 16, 2007, the expiration date, unless we extend it. We will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the day after expiration of the exchange offer. You may withdraw any Old Notes tendered until the expiration of the exchange offer.

The terms of the New Notes are similar to the terms of the Old Notes, except for the following modifications:

•
Net Share Settlement.Upon conversion, holders of New Notes will receive, instead of only shares of our common stock, a combination of cash and shares. The amount of cash will be equal to the lesser of the accreted principal amount (as defined below) of the New Notes and their conversion value. Shares of common stock will be issued to the extent that the conversion value exceeds the accreted principal amount of the New Notes.

•
Redemption at Our Option. We may redeem for cash all or a portion of the Old Notes on or after April 3, 2007 on not less than 30 days nor more than 60 days notice. We may redeem the New Notes at any time after issuance on not less than 15 days nor more than 60 days notice. Upon completion of the exchange offer, subject to market and other conditions, we plan to redeem all New Notes and any Old Notes that remain outstanding.

See page 8 for a summary of the material differences between the Old Notes and the New Notes.

The exchange offer is described in detail in this exchange circular, and we recommend that you read it carefully, including the section titled “Risk Factors,” beginning on page 17 of this exchange circular, for a discussion of factors that you should consider before you decide to participate in the exchange offer.

Our common stock is traded on the Nasdaq Global Market, or “Nasdaq” under the symbol “CBRL.” On March 16, 2007, the closing price for our common stock on the Nasdaq was $47.64 per share.

TM Liquid Yield Option is a trademark of Merrill Lynch & Co., Inc.

We are making the exchange offer in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, including that afforded by Section 3(a)(9) of the Securities Act. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Old Notes. We have appointed Global Bondholder Services Corporation as both the exchange agent and the information agent (the “exchange/information agent”) for the exchange offer. We have instructed the exchange/information agent not to solicit exchanges in connection with the exchange offer or to make any recommendation with respect to acceptance or rejection of the exchange offer. The exchange/information agent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular. The exchange/information agent may be contacted at the addresses and telephone numbers set out on the back cover of this exchange circular.

Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the “SEC,” we believe that the New Notes issued in the exchange offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Neither our board of directors nor any other person is making any recommendation as to whether you should choose to exchange your Old Notes for New Notes.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, NONE OF THE FOREGOING AUTHORITIES HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS EXCHANGE CIRCULAR IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this exchange circular is March 20, 2007.
_________________________________

TABLE OF CONTENTS

Summary …………………………………………………………………..……………........................................................................…………...……	1
General - The Exchange Offer ……………...……………….............................................................................................……………….	1
Material Differences Between the Old Notes and the New Notes ……......................................................…………………………………	8
Summary of the New Notes ………………………………..............................................................................………………………........	11
Risk Factors ………………………………………………………….........................................................................……………………………..…….	17
Use of Proceeds ………………………………………………….........................................................................………………………………….……	21
Price Range and Dividend History of our Common Stock ……............................................................................………………………………….……..	21
Forward Looking Information ………………………………...........................................................................…………………………………….……..	22
The Exchange Offer ………………………………………..........................................................................……………………………………….…….	25
Description of the New Notes ………………………………..........................................................................…………………………………….……..	34
Certain United States Federal Income Tax Considerations ……...........................................................................………………………………….……..	52
Description of Capital Stock …………………………………………...........................................................................………………………………….	62
Validity Of Securities ……………………………………………………...........................................................................………………………………	65
Additional Information …………………………………………………...........................................................................………………………………..	65
_________________________________________________

You should rely only on the information contained in this exchange circular. We have not, and the exchange/information agent has not, authorized anyone to provide you with different information. We are not making an offer to exchange these securities in any jurisdiction where such offer or exchange is not permitted. You should assume that the information contained in this exchange circular is accurate as of the date on the front of this exchange circular only.

This exchange circular refers to important business and financial information about us that is not included in or delivered with this document. See “Additional Information” at pages 65-66. This information is available without charge to securityholders upon written or oral request to CBRL Group, Inc., Senior Vice President, Corporate Affairs, 305 Hartmann Drive, P.O. Box 787, Lebanon, Tennessee 37088-0787, telephone (615) 444-5533. In order for you to receive timely delivery of the documents before the expiration date of the exchange offer, you must request the information no later than April 9, 2007.

Some of the statements contained in this exchange circular and in other documents that we have filed with the SEC, in particular, statements found under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended July 26, 2006 and in our Quarterly Reports on Form 10-Q for the quarters ended October 27, 2006 and January 26, 2007 that are not historical in nature may constitute forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “will continue,” “will likely result” or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under Risk Factors below. Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

Information contained on our web site does not constitute part of this exchange circular.

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SUMMARY

We originally issued the Old Notes in April 2002 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act.” In June 2002, we filed a registration statement on Form S-3 (File No. 333-90996), which became effective in July 2002, covering resales from time to time by selling securityholders of our Old Notes and shares of our common stock issuable upon conversion of the Old Notes. We kept the registration statement on Form S-3 current and effective until two years after the selling securityholders acquired the Old Notes, after which time holders of Old Notes were entitled to rely on Rule 144(k) to resell the Old Notes and shares of our common stock issuable upon conversion of the Old Notes. The original terms of the Old Notes provided that, in the event of an early repayment of the Old Notes at the option of holders, we could repay such Old Notes by delivering, at our option, cash, our common stock or a combination thereof. On January 28, 2005, we amended the Old Notes to provide that we will repay any Old Notes surrendered for early repurchase at the option of a holder only in cash. This amended term of the Old Notes will also be a term of the New Notes. We commenced the exchange offer on March 20, 2007 for the reasons stated below.

General - The Exchange Offer

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere this exchange circular. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire exchange circular before making a decision whether to participate in the exchange offer.

Q:	Who is making the exchange offer?

A:
CBRL Group, Inc. (“CBRL” or “we”), the issuer of the Old Notes, is making the exchange offer. We are a holding company that, through subsidiaries, is engaged in the operation and development of the Cracker Barrel Old Country Store® restaurant and retail concept. CBRL was organized under the laws of the state of Tennessee in August 1998. Through our principal subsidiary, Cracker Barrel Old Country Store, Inc. and its various affiliates, as of March 16, 2007, we operated 555 full-service “country store” restaurants and gift shops, in 41 states.

Our principal executive offices are located at 305 Hartmann Drive, Lebanon, Tennessee 37087. Our telephone number is (615) 444-5533.

Q:	Why is CBRL making the exchange offer?

A:
The primary reason that we are making the exchange offer is to exchange the outstanding Old Notes for a series of New Notes that contain a “net share settlement” feature. The Financial Accounting Standards Board’s adoption of EITF 04-8, which was effective for reporting periods ending after December 15, 2004, changed the accounting rules applicable to the Old Notes. The change to the applicable accounting rules required us to include the common stock issuable upon conversion of the Old Notes in our fully diluted shares outstanding for purposes of calculating our diluted earnings per share. The net share settlement feature will require us to settle all conversions of New Notes for a combination of cash and shares of common stock, if any, in lieu of only shares. Our common stock will be issued upon conversion of the New Notes only to the extent that the conversion value exceeds the accreted principal amount of the New Notes. As a result of this change, under the applicable accounting rules, we will include in diluted shares outstanding only the number of shares issuable based upon the excess of the New Notes’ conversion value over their accreted principal amount. This feature also limits the dilutive impact of the New Notes on our diluted earnings per share.

Q:	When will the exchange offer expire?

A:
The exchange offer will expire at 5:00 p.m. New York City time, on April 16, 2007, unless extended by us. We refer to this date throughout this exchange circular as the “expiration date.” We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Q:	What will I receive in the exchange offer if I tender my Old Notes and they are accepted?

A:
We are offering to exchange $1,000 principal amount at maturity of New Notes and an exchange fee of $0.60 for each $1,000 principal of Old Notes accepted for exchange. The exchange fee represents approximately 0.125% of the accreted principal amount of the Old Notes at April 3, 2007.

Q:	How does the “net share settlement” feature work?

A:	Each $1,000 in principal amount at maturity of Old Notes is convertible into 10.8584 shares of our common stock. Conversion of New Notes will be different and will work as follows:

•  Subject to certain exceptions, once New Notes are tendered for conversion, the value (the “conversion value”) of the cash and shares of our common stock, if any, to be received by a holder converting New Notes will be determined by multiplying the applicable conversion rate
       (10.8584 shares per $1,000 in principal amount at maturity of New Notes) by the average of the sale prices (as defined below) of our common stock for the ten consecutive trading days beginning on the second trading day immediately following the day on which the New Notes are submitted for conversion (the “cash settlement averaging period”).

•  We will deliver the conversion value to holders as follows:

    (1)    an amount in cash (the “principal return”) equal to the lesser of (a) the conversion value of each New Note to be converted and (b)
               the accreted principal amount of each New Note to be converted,

       (2)    if the conversion value of the New Notes to be converted is greater than the accreted principal amount, an amount in whole shares
               (the “net shares”), calculated as described below, equal to such conversion value less the principal return (the “net share amount”),
                           and

    (3)    an amount in cash in lieu of any fractional shares of common stock.

•  The number of net shares to be paid will be equal to the greater of (i) zero and (ii) the sum of, for each trading day during the cash settlement averaging period, the quotient of (A) 10% of the difference between (1) the product of the conversion rate in effect and the sale price of our common stock for such day; and (2) the accreted principal amount of the New Notes to be converted as of the conversion date, divided by
       (B) the sale price of our common stock.

•  We will pay the principal return and cash in lieu of any fractional shares, and deliver the net shares, if any, as promptly as practicable after determination of the net share amount, but in no event later than three business days thereafter.

•  The “accreted principal amount” with respect to any New Note means, at any date of determination, the sum of: (1) the initial accreted principal amount of the New Note upon the date of issuance (generally equal to the original issue price of the Old Note plus accrued original issue discount that has been accreted to the principal amount of the Old Note to date) and (2) the accrued original issue discount that has been accreted to the principal amount of the New Note.

•  The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers
       Automated Quotation System or by Pink Sheets, LLC. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

Q:	Is the “net share settlement” feature the only difference between the Old Notes and the New Notes?

A:
No. We are changing the notice period that we must give in order for us to redeem for cash all or a portion of the New Notes. The Old Notes require that we give not less than 30 days nor more than 60 days notice. The New Notes require that we give not less than 15 days nor more than 60 days notice. As indicated below, upon completion of the exchange offer, we plan to redeem the New Notes and any Old Notes that remain outstanding.

For a more detailed description of these changes, see “Summary - Material Differences Between the Old Notes and New Notes.”

Q:	If the exchange offer is completed but I do not tender my Old Notes, how will my rights be affected?

A:
If you do not tender your Old Notes in the exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes. The liquidity and trading market for Old Notes not tendered in the exchange offer, however, could be adversely affected to the extent a significant number of the Old Notes are tendered and accepted in the exchange offer. Holders who do not exchange their Old Notes for New Notes will not receive the exchange fee.

Q:	What amount of Old Notes is CBRL seeking to acquire in the exchange offer?

A:	We are seeking to acquire all of our outstanding Old Notes in exchange for the New Notes.

Q:	Will CBRL exchange all of the Old Notes validly tendered?

A:	Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the exchange offer.

Q:	Is there a minimum amount of Old Notes that is required to be tendered in the exchange offer?

A:	No. The exchange offer is not conditioned upon the valid tender of any minimum aggregate number or amount of Old Notes.

Q:	Are there any conditions to the exchange offer?

A:
Yes. The exchange offer is subject to certain customary conditions, which we may waive. We describe the conditions to the exchange offer in greater detail in the section titled “The Exchange Offer—Conditions to Exchange Offer.”

Q:	Who may participate in the exchange offer?

A:	All holders of the Old Notes may participate in the exchange offer.

Q:	Do you have to tender all of your Old Notes to participate in the exchange offer?

A:	No. You do not have to tender all of your Old Notes to participate in the exchange offer.

Q:	What will happen to Old Notes tendered in the exchange offer?

A:	Old Notes accepted in the exchange will be cancelled.

Q:	Will the New Notes be freely tradable?

A:
Yes. Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the exchange offer, like the Old Notes, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. Holders of New Notes, however, who are or become our “affiliates” would be subject to the resale restrictions imposed by Rule 144 promulgated by the SEC under the Securities Act.

Q:	Will the New Notes be listed?

A:
We have not applied and do not intend to apply for listing of the New Notes on any securities exchange. The Old Notes are not listed on any securities exchange. Although the New Notes are expected to be eligible for trading in the PORTAL market, they will be new securities for which there is currently no public market.

Q:	When can CBRL redeem either the Old Notes or the New Notes?

A:
We may redeem all or a portion of your Old Notes at our option on or after April 3, 2007. We may redeem all or a portion of New Notes at our option any time after their issuance. We describe how the New Notes can be redeemed in more detail in the section titled “Description of New Notes—Redemption of New Notes at the Option of CBRL.”

Q:	Does CBRL have any plans to redeem either the Old Notes or the New Notes?

A:
Yes - We currently expect that we will redeem the New Notes, and any Old Notes that remain outstanding following the exchange offer, in the second half of our 2007 fiscal year, which ends on August 3, 2007. However, any decision on such a redemption, and the timing of any such redemption, will depend on a variety of factors, including market conditions, our business and financial position, our liquidity position, and other opportunities to deploy capital resources. Accordingly, we cannot be sure whether we will redeem the New Notes and Old Notes in the period currently anticipated or at all.

Q:	When can I convert my Old Notes or my New Notes?

A:
The conditions for conversion of the Old Notes have already taken place and the Old Notes have, since April 2006, been convertible into 10.8584 shares of our common stock. The New Notes, upon issuance, will immediately be convertible as well. The only difference is the “net share settlement” feature of the New Notes.

Q:	When can I require CBRL to repurchase either my Old Notes or my New Notes?

A:
You can require us to repurchase all or a portion of your Old Notes on April 3, 2007, 2012, 2017, 2022 and 2027. You can require us to repurchase all or a portion of New Notes on those same dates with the exception of April 3, 2007, which date will have passed by the time the New Notes are issued. We must pay the purchase price of both the Old Notes and the New Notes in cash. The original terms of the Old Notes provided that we could pay the purchase price in cash, shares of our common stock, or a combination of cash and shares of common stock. The terms of the Old Notes were amended to provide for a cash payment only. We describe your rights to require us to repurchase the New Notes in more detail in “Description of New Notes—Purchase of New Notes at the Option of the Holder.”

Q:	Should I participate in the exchange offer and tender my Old Notes?

A:
You must make your own decision whether to tender your Old Notes in the exchange offer and, if so, the aggregate amount of Old Notes to tender. You should read this exchange circular and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements. Neither we, our officers and directors, the exchange/information agent nor the trustee for the Old Notes make any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Notes in the exchange offer.

Q:	What risks should I consider in deciding whether or not to tender my Old Notes?

A:
In deciding whether to participate in the exchange offer, you should carefully consider the discussion of factors affecting the decision whether to exchange your Old Note for New Notes as well as the risks associated with ownership of the New Notes and our common stock described in the sections of this exchange circular entitled “Risks relating to the Exchange Offer” and “Risks relating to New Notes” beginning on page 17. You also should consider the U.S. federal income tax consequences to you relating to this exchange offer and to the ownership and disposition of the New Notes described in the section of this exchange circular entitled “Certain United States Federal Income Tax Considerations” and the information about us and our business contained in documents referred to in this exchange circular.

Q:	How do I participate in the exchange offer?

A:
In order to exchange Old Notes, you must tender the Old Notes together with a properly completed letter of transmittal and the other agreements and documents described in this exchange circular and the letter of transmittal. There are no guaranteed delivery provisions provided by us in conjunction with the exchange offer.

If you own Old Notes held through a broker or other third party, or in “street name,”

you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the Old Notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this exchange circular and the letter of transmittal. We will determine in our reasonable discretion whether any Old Notes have been validly tendered.

Old Notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or “DTC,” in DTC’s Automated Tender Offer Program, or “ATOP,” procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this exchange circular on how to tender your securities.

If we decide for any reason not to accept any Old Notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer. “The Exchange Offer—Acceptance of Old Notes for Exchange.”

Please see pages 25 through 33 for instructions on how to exchange your Old Notes.

Q:	If I tender my Old Notes, can I change my mind and withdraw my tender of Old Notes?

A:
Yes. You may withdraw any tendered Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. In addition, if we have not accepted the Old Notes you have tendered to us, you may also withdraw your Old Notes at any time after May 11, 2007.

Q:	When will the New Notes be issued?

A:
We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange circular and the letter of transmittal. We refer to the date that we issue the New Notes as the “exchange date.” Our oral or written notice of acceptance to the exchange/information agent will be considered acceptance of the exchange offer.

Q:	What happens if my Old Notes are not accepted in the exchange offer?

A:	If we do not accept your Old Notes for exchange for any reason, the Old Notes tendered by you will be returned to you promptly after the expiration or termination of the exchange offer.

Q:	Can CBRL change the exchange offer?

A:
We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which Old Notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer

Q:	If I decide to tender my Old Notes, do I have to pay any fees or commissions to CBRL or the exchange/information agent?

A:	No - we will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the exchange offer. Additionally, we will pay all other expenses related to the exchange offer. If you hold Old Notes through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult with your nominee to determine what transaction costs may apply.

Q:	How will I be taxed on the exchange of my Old Notes?

A:
The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are not entirely clear. We intend to take the position that the modifications to the Old Notes resulting from the exchange offer will not constitute a significant modification of the Old Notes.

If the exchange of Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes for U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes with no U.S. federal income tax consequences to a holder who exchanges Old Notes for New Notes pursuant to the exchange offer, apart from the receipt of the exchange fee. Unless an exemption applies, we may withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to our position, the exchange of the Old Notes for the New Notes does constitute a significant modification to the terms of the Old Notes, the U.S. federal income tax consequences to you could materially differ. We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Please see “Certain United States Federal Income Tax Considerations” beginning on page 52.

Q:	Has CBRL adopted a position on the exchange offer?

A:
Neither CBRL nor the exchange/information agent makes any recommendation as to whether you should tender Old Notes pursuant to the exchange offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

Q:	Whom can I call with questions about the exchange offer?

A:
You should direct your questions regarding the procedures for tendering Old Notes to Global Bondholder Services Corporation, which is acting as both the exchange agent and information agent. Global Bondholder Services will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular. The addresses and telephone numbers for Global Bondholder Services are located on the back cover of this exchange circular

Q:	Will CBRL receive any proceeds if I tender my Old Notes in the exchange offer?

A:
We will not receive any cash proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

Material Differences Between the Old Notes and the New Notes

The material differences between the Old Notes and New Notes are illustrated in the table below. The table below is qualified in its entirety by the information contained in this exchange circular and the documents governing the Old Notes and the New Notes, copies of which have been filed as exhibits to the Tender Offer Statement on Schedule TO of which this exchange circular forms a part. For a more detailed description of the New Notes, see “Description of the New Notes beginning at page 34.”

	Old Notes	New Notes
Notes Offered	$422,050,000 aggregate principal amount at maturity of Old Notes.
Up to $422,050,000 aggregate principal amount at maturity of New Notes.

The initial principal amount of New Notes will equal the principal amount of the Old Notes exchanged for New Notes pursuant to the exchange offer.

Settlement Upon Conversion	Upon conversion of Old Notes, we will deliver 10.8584 shares of our common stock (other than cash payments for fractional shares) for each $1,000 in principal amount at maturity of Old Notes
Subject to certain exceptions, once New Notes are tendered for conversion, the value (the “conversion value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount at maturity of the New Notes will be determined by multiplying the applicable conversion rate (10.8584 shares per $1,000 in principal amount at maturity of New Notes) by the average of the sale prices of our common stock for the ten consecutive trading days beginning on the second trading day immediately following the day on which the New Notes are submitted for conversion (the “cash settlement averaging period”).

We will deliver the conversion value to holders as follows:

(1) an amount in cash (the “principal return”) equal to the lesser of (a) the conversion value of each New Note to be converted and (b) the accreted principal amount of each New Note to be converted,

(2) if the conversion value of a New Note to be converted is greater than the accreted principal amount, an amount in whole shares (the “net shares”), calculated as described below, equal to the conversion value less the principal return (the “net share amount”), and

(3) an amount in cash in lieu of any fractional shares of common stock.

Old Notes	New Notes

The number of net shares to be paid will be equal to the greater of (i) zero and (ii) the sum of, for each trading day during the cash settlement averaging period, the quotient of (A) 10% of the difference between (1) the product of the conversion rate in effect and the sale price of our common stock for such day; and (2) the accreted principal amount of the New Notes to be converted as of the conversion date, divided by (B) the sale price of our common stock for such day.

We will pay the principal return and cash in lieu of any fractional shares, and deliver the net shares, if any, as promptly as practicable after determination of the net share amount, but in no event later than three business days thereafter.

The “accreted principal amount” with respect to any New Note means, at any date of determination, the sum of: (1) the initial principal amount of the New Note upon issuance (generally equal to the original issue price of the Old Note plus accrued original issue discount that has been accreted to the principal) and (2) the accrued original issue discount that has been accreted to the principal amount of the New Note.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by Pink Sheets, LLC. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

	Old Notes	New Notes
Redemption	We may redeem for cash all or any portion of the Old Notes at any time after April 3, 2007 upon not less than 30 days nor more than 60 days notice.	We may redeem for cash all or any portion of the New Notes at any time after they are issued upon not less than 15 days nor more than 60 days notice.
Accounting Treatment
We currently use the “if converted” method of accounting and have used this method prior to the adoption of Emerging Issues Task Force (“EITF”) 04-8. EITF 04-8 became effective for all reporting periods ending after December 15, 2004 with prior diluted shares and diluted earnings per share having to be restated. Prior to the adoption of EITF 04-8, no shares underlying the Old Notes were included in our diluted earnings per share calculations unless the market price contingency relating to the conversion of the Old Notes was reached. However, with the adoption of EITF 04-8, the market price contingent conversion feature is effectively ignored for purposes of calculating our diluted earnings per share, and since the Old Notes provided for the delivery of shares in all cases, we have been accounting for the Old Notes under the “if converted” method (which provides that all shares underlying the Old Notes be included when calculating our diluted earnings per share results).

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share, EITF 90-19 and 04-8, we will be required to use the treasury stock equivalent method to calculate the dilutive impact on earnings per share of the New Notes. Under this method, our diluted shares outstanding will reflect only the shares of common stock issuable to settle the conversion obligation assuming conversion at period-end. Consequently, the New Notes will result in a lower diluted share count and higher diluted earnings per share in the future. The number of additional shares will be determined by the formula set forth in “Description of New Notes —Conversion Rights.”

For a more detailed description of the accounting treatment, see “The Exchange Offer—Accounting Treatment.”

Risks associated with the New Notes	In general, the risks associated with the Old Notes and the New Notes are the same.
The risks associated with the Old Notes and the New Notes generally are the same. As a result of the cash settlement feature of the New Notes, holders of New Notes may face the risk that we may not have sufficient funds or be able to arrange for additional financing to pay the interest or principal on the New Notes or to repurchase New Notes if required by the holders. Also, there is currently no public market for the New Notes and we cannot assure you that an active trading market for them will develop or be sustained. See “Risk Factors — Risks Relating to New Notes.”

Summary of the New Notes

Senior Convertible Notes Due 2032
Aggregate principal amount at maturity of zero coupon senior Notes due 2032 convertible notes due April 3, 2032 (“New
Notes”) will be issued n an amount that is equal to the aggregate principal amount at maturity of Liquid Yield Option Notes due
2032 (Zero Coupon - Senior) (“Old Notes”) tendered and accepted in the exchange offer. If all of the Old Notes are tendered and accepted, $422,050,000 aggregate principal amount at maturity of New Notes will be issued and outstanding.

Maturity of New Notes	April 3, 2032.

Yield to Maturity of New Notes
We will not pay interest on the New Notes unless contingent interest becomes payable. The New Notes will accrue original issue discount from their issue date at a rate of 3.0% per year, computed on a semiannual bond equivalent basis from an initial accreted principal amount, as of April 3, 2007 of $475.01.

Ranking	The New Notes are unsecured senior obligations of CBRL and will be equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of CBRL.

Guarantees	Each domestic subsidiary of CBRL, including any person that becomes a domestic subsidiary, will guarantee the New Notes on an unsecured senior basis so long as any domestic subsidiary is a guarantor of any indebtedness or obligation of CBRL. As of the date hereof, all of CBRL's subsidiaries are domestic subsidiaries and guarantors of the New Notes. Each guarantee of a guarantor will be equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of such guarantor. As of January 26, 2007, the guarantors had an aggregate of $649.74 million of senior indebtedness outstanding (other than guarantees of the Old Notes) substantially all of which represented guarantees of borrowings under our credit facility. In addition, the guarantors have secured intercompany indebtedness, which is effectively senior to the guarantees by such guarantors of the New Notes to the extent of the assets securing that indebtedness. See “Risk Factors.”

Original Issue Discount	We will issue the New Notes at an initial principal amount significantly below the principal amount at maturity of the New Notes. The original issue discount accrues daily from April 3, 2007 at a rate of 3% per year, calculated on a semiannual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. Original issue discount and contingent cash interest, if any, will cease to accrue on a New Note upon its maturity, conversion, purchase by us at the option of a holder or redemption.

Conversion Rights	Subject to certain exceptions, once New Notes are tendered for conversion, the value (the “conversion value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount at maturity of the New Notes will be determined by multiplying the applicable conversion rate (10.8584 shares per $1,000 in

Conversion Rights (continued)
principal amount at maturity of New Notes) by the average of the sale prices of our common stock for the ten consecutive trading days beginning on the second trading day immediately following the day on which the New Notes are submitted for conversion (the “cash settlement averaging period”).

We will deliver the conversion value to holders as follows:

(1) an amount in cash (the “principal return”) equal to the lesser of (a) the conversion value of each New Note to be converted and (b) the accreted principal amount of each New Note to be converted,

(2)    if the conversion value of the New Note to be converted is greater than the accreted principal amount, an amount in whole shares (the “net shares”), calculated as described below, equal to such conversion value less the principal return (the “net share amount”), and

(3) an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be equal to the greater of (i) zero and (ii) the sum of, for each trading day during the cash settlement averaging period, the quotient of (A) 10% of the difference between (1) the product of the conversion rate in effect and the sale price of our common stock for such day; and (2) the accreted principal amount of the New Notes to be converted as of the conversion date, divided by (B) the sale price of our common stock.

We will pay the principal return and cash in lieu of any fractional shares, and deliver the net shares, if any, as promptly as practicable after determination of the net share amount, but in no event later than three business days thereafter.

The “accreted principal amount” with respect to any New Note means, at any date of determination, the sum of: (1) the initial principal amount of the New Note upon issuance (generally the original issue price of the Old Note plus accrued original issue discount accreted to the principal amount of the Old Note prior to its exchange for a New Note); and (2) the accrued original issue discount that has been accreted to the principal amount of the New Note.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by Pink Sheets, LLC. In the absence of a quotation,

Conversion Rights (continued)	we will determine the sale price on the basis of such quotations as we consider appropriate.

Contingent Interest
We will pay contingent interest to the holders of New Notes during any six-month period from April 4 to October 3 and from October 4 to April 3, commencing after April 3, 2007 if the average market price of a New Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such New Note to the day immediately preceding the relevant six-month period.

The amount of contingent interest payable per New Note will equal 0.125% of the average market price of a New Note for the measurement period referred to above. Contingent interest, if any, will accrue and be payable to holders of New Notes as of the 15th day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Tax Original Issue Discount
Consistent with our position that the exchange offer will not result in an exchange for U.S. federal income tax purposes, the New Notes will be debt instruments subject to the contingent payment debt regulations. You should be aware that, even if we do not pay any contingent interest on the New Notes, you will be required to include interest in your gross income for U.S. federal income tax purposes. We intend to take the position that the New Notes are a continuation of the Old Notes for U.S. federal income tax purposes and, accordingly, that this imputed interest, also referred to as tax original issue discount, will continue to accrue at a rate equal to 7.32% per year, computed on a semi-annual bond equivalent basis, which represents the estimated yield on our noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the New Notes. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 3.0% for the accrued original issue discount.
You will also recognize gain or loss on the sale, exchange, conversion or redemption of a New Note in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, and your adjusted tax basis in the New Note. Any gain recognized by you on the sale, exchange, conversion or redemption of a New Note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Certain United States Federal Income Tax Considerations.”

Purchase of New Notes at the Option of the Holder	Holders may require us to purchase all or a portion of their New Notes on the following dates at the following prices (expressed per $1,000 in principal amount at maturity of New Notes):

on April 3, 2012, for a price equal to $551.27 per New Note;
on April 3, 2017, for a price equal to $639.77 per New Note;
on April 3, 2022, for a price equal to $742.47 per New Note; and
on April 3, 2027, for a price equal to $861.67 per new Note.

We are required to pay the purchase price in cash. See “Description of New Notes
- Purchase of New Notes at the Option of the Holder.”

Optional Conversion to Semiannual Coupon Notes Upon Tax Event
After the occurrence of a tax event, as defined below, we will have the option to convert the New Notes to notes on which we will pay interest in cash semiannually. In such cases, interest will accrue at a rate of 3.0% per year on a restated principal amount equal to the issue price of the New Notes plus accrued original issue discount to the option exercise date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In such event, the redemption price, purchase price and change in control purchase price will be adjusted, and no future contingent interest will be paid on the New Notes. Exercise of this option by us will not affect a holder's conversion rights. See “Description of New Notes - Optional Conversion to
Semiannual Coupon Notes Upon Tax Event.”

Change in Control	We will not be required to repurchase the New Notes upon the occurrence of a change in control of CBRL occurring after April 3, 2007.

Redemption of New Notes at the Option of CBRL
We may redeem for cash all or a portion of the New Notes at any time at the redemption prices set forth in this exchange circular. See “Description of New Notes - Redemption of New Notes at the Option of CBRL.”

Events of Default
If there is an event of default on the New Notes, the principal amount of New Notes, plus any accrued and unpaid interest, including contingent interest and additional interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in specified circumstances described under “Description of New Notes—Events of Default.”

Sinking Fund	None.

Use of Proceeds	We will receive no proceeds as a result of the issuance of the New Notes in exchange for the Old Notes.

DTC Eligibility
The New Notes will be issued in book-entry form and will be represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities will be

DTC Eligibility (contiued)
shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of New Notes—Depositary—DTC Procedures.”

Trading
We do not intend to apply for listing of the New Notes on any securities exchange. However, the New Notes are expected to be eligible for trading in the PORTAL market. The New Notes will be new securities for which there is currently no public market.

Trading Symbol for our Common Stock	Our common stock is traded on the Nasdaq Global Market under the symbol “CBRL.”

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RISK FACTORS

You should carefully consider the risks described below, as well as the other risk factors and information contained in our periodic reports filed with the SEC (see “Additional Information” at page 65), before exchanging Old Notes for New Notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described below or in our periodic reports filed with the SEC or any other unknown or unanticipated risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case the trading prices of the New Notes, the Old Notes and our common stock could decline substantially. Keep these risk factors in mind when you read forward-looking statements that we may make from time to time.

Risks Relating to the Exchange Offer

The tax consequences of the exchange offer are not clear

The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are not entirely clear. We intend to take the position that the modifications to the Old Notes resulting from the exchange offer will not constitute a significant modification of the Old Notes.

If the exchange of Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes for U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes with no U.S. federal income tax consequences to a holder who exchanges Old Notes for New Notes pursuant to the exchange offer, apart from the receipt of the exchange fee. Unless an exemption applies, we may withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to our position, the exchange of the Old Notes for the New Notes does constitute a significant modification to the terms of the Old Notes, the U.S. federal income tax consequences to you could materially differ. Please see “Certain United States Federal Income Tax Considerations” beginning on page 52.

If you do not exchange your Old Notes, the Old Notes you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Notes are exchanged in the exchange offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this exchange circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

Risks Relating to New Notes

The risks related to investing in the New Notes that are listed below are substantially similar and applicable to the risks involved in the Old Notes, except that we will be required to make a cash payment upon conversion of the New Notes, and, if applicable, shares of our common stock, whereas under the terms of the Old Notes we are required to settle the conversion in shares of our common stock.

An active trading market for New Notes may not develop.

We cannot assure you that an active trading market for the New Notes will develop or, if a market does develop, about the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell New Notes or, if sold, the price you would receive. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities. The liquidity of the trading market for the New Notes will depend in part on the level of participation of the holders of Old Notes in the exchange offer. A higher level of participation would be expected to result in greater liquidity of the trading market for the New Notes and lesser liquidity of the trading market for the Old Notes that are not tendered in the exchange offer. If an active market for New Notes fails to develop or be sustained, the trading price and liquidity of the New Notes could be materially adversely affected.

Upon conversion of the New Notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The conversion value that you will receive upon conversion of your New Notes is in part determined by the average of the last reported sale prices of our common stock for the ten trading days beginning on the second trading day immediately following the day the New Notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your New Notes for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.

You should consider the U.S. federal income tax consequences of owning the New Notes.

The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are not entirely clear. We intend to take the position that the exchange of Old Notes for New Notes does not constitute a significant modification of the Old Notes for U.S. federal income tax purposes, and that the New Notes will be treated as a continuation of the Old Notes and will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Notes. Among other things, pursuant to those rules, a holder of the New Notes is required to accrue interest income on the New Notes for each year, in the amounts described in the registration statement relating to the Old Notes, regardless of whether the holder uses the cash or accrual method of tax accounting, and in excess of the accruals on the New Notes for non-tax purposes and any contingent interest payments actually received in that year. See “Certain United States Federal Income Tax Considerations,” beginning at page 52.

Changes in our common stock price, credit ratings or the financial and credit markets could adversely affect the market price of the New Notes.

The market price of the New Notes will be based on a number of factors, including:

•	the market price of our common stock;

•	our and our subsidiaries’ ratings with the major rating agencies; and

•	the overall condition of the financial and credit markets.

The market price of the New Notes will be closely related to the market price of our common stock. In addition, rating agencies continually revise their ratings for companies that they follow, including us. The rating agencies also evaluate the companies in our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our credit rating or the rating of the New Notes, if any, could have an adverse effect on the market price of the New Notes. The condition of the financial and credit markets have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the New Notes.

We may not have the ability to purchase the New Notes when required or to satisfy the cash requirements upon conversion or to raise the funds necessary to finance the purchases.

As a result of the net share settlement feature, holders of New Notes may face the risk that we may not have sufficient funds or be able to arrange for additional financing to pay the interest or principal on the New Notes or to repurchase New Notes if required by the holders pursuant to the indenture for the New Notes. Additionally, the New Notes will not have a requirement that we purchase the New Notes on a change in control of CBRL. Although the indenture for the Old Notes originally had such a requirement, it expires as of April 3, 2007. A change in control, however, is an event of default under our credit facility. Accordingly, if a change in control occurs, we could be required to repay our bank lenders with no requirement to purchase either the Old Notes or New Notes at that time. The terms of any future indebtedness also may restrict our ability to purchase New Notes if we are required to purchase New Notes at the option of the holder. As a result we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the New Notes and, as a result, would be in default under the New Notes. See “Description of New Notes -- Purchase of New Notes at the Option of the Holder.”

The New Notes and the subsidiary guarantees will be unsecured and effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; the New Notes, in certain other circumstances, may effectively be subordinated to any existing and future liabilities of CBRL or those of our subsidiaries.

The New Notes and subsidiary guarantees will not be secured by any of our assets or those of our subsidiaries. As a result, the New Notes and the guarantees effectively will be subordinated to our and our subsidiaries' existing and future secured debt, respectively, to the extent of the value of the assets securing that debt. In any liquidation, bankruptcy or other similar proceeding, the holders of our secured debt or the secured debt of any guarantor subsidiaries may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the New Notes. As a result, there may not be sufficient remaining assets to pay amounts due on the New Notes.

In addition, the New Notes effectively will be subordinated to all existing and future liabilities, including claims with respect to trade payables, of any subsidiary which is not a guarantor of the New Notes. Although all of our existing subsidiaries will be guarantors of the New Notes, any non-domestic subsidiaries would not be required to guarantee the New Notes. Although we currently have no non-domestic subsidiaries, we cannot assure you that we will not have non-domestic subsidiaries in the future.

Furthermore, if we fail to deliver our common stock upon conversion of a New Note and thereafter become the subject of bankruptcy proceedings, a holder's claim for damages arising from such failure could be subordinated to all of our and our subsidiaries' existing and future obligations.

We are a holding company and depend upon the earnings of our subsidiaries to service our debt.

We are a holding company and conduct our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the New Notes, depend upon the earnings of our subsidiaries and the payment to us by our subsidiaries of funds through dividends, loans or advances. Our subsidiaries' ability to make any such dividends, loans or advances to us may be subject to legal and contractual restrictions.

Our credit facility imposes restrictions on us that may restrict our ability to operate our business that, in turn, could impair our ability to repay our obligations under the New Notes.

Our senior credit facility requires us to maintain specified financial ratios. In addition, the credit facility contains covenants that restrict, among other things, our ability to dispose of assets, incur or guarantee obligations, create liens on assets, engage in mergers or consolidations, engage in certain transactions with subsidiaries or affiliates, or make investments, loans or advances. In the future, we may have other indebtedness with similar covenants. Our ability to comply with these covenants may be affected by events beyond our control, and we cannot assure you that we will satisfy those requirements. A failure to comply with any of these provisions could lead to an event of default under our credit facility or any future indebtedness with similar covenants, which could result in all amounts outstanding to be declared immediately due and payable.

The subsidiary guarantees may raise fraudulent transfer issues, which could impair the enforceability of the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any subsidiary guarantee if it found, among other things, that the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor:

•	was insolvent or was rendered insolvent because of the guarantee and the application of proceeds of the New Notes or the guarantee;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to service those debts or contingent liabilities as they become due.

We cannot be sure as to the standard that a court would use to make this determination. A guarantee also could be subject to the claim that, because the guarantee was incurred for the benefit of CBRL, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, holders of the New Notes would cease to have a claim against that guarantor and would be solely creditors of CBRL and any other remaining guarantors. As a consequence, the New Notes effectively would be subordinated to the liabilities of that guarantor.

Your claim against us will be limited if a bankruptcy proceeding is commenced against us or a guarantor.

If a bankruptcy proceeding is commenced against us or a guarantor, your claim is limited, under Title 11 of the United States Code, to the issue price of the New Notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

USE OF PROCEEDS

We will not receive any cash proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

Our common stock is listed and traded on the Nasdaq under the trading symbol “CBRL.” The following table sets forth the high and low sales prices for our common stock for, and the cash dividends per share declared on our common stock during, each of the quarterly periods presented.

Fiscal Year 2007 (ending August 3, 2007)	High	Low	Divi- dend
Third Quarter (through March 16, 2007)	$49.00	$45.62	$0.14
Second Quarter	$47.61	$42.03	$0.14
First Quarter	$43.93	$32.04	$0.13

Fiscal Year 2006 (ending July 28, 2006)
Fourth Quarter	$41.12	$32.27	$0.13
Third Quarter	$47.95	$39.75	$0.13
Second Quarter	$45.00	$33.95	$0.13
First Quarter	$41.45	$33.11	$0.12

Fiscal Year 2005 (ended July 29, 2005)
Fourth Quarter	$42.12	$37.75	$0.12
Third Quarter	$44.60	$38.38	$0.12
Second Quarter	$43.14	$36.08	$0.12
First Quarter	$37.09	$30.00	$0.11

Dividends. Our dividend policy is determined at the discretion of our Board. While we currently anticipate that quarterly cash dividends will continue to be paid in the future, there can be no assurance that payment of the dividend will continue or not be reduced. Our ability to pay any cash dividends on our common stock is dependent on our earnings and cash requirements.

Recent Market Price. We publicly announced this exchange offer on March 20, 2007. On March 16, 2007, the reported closing price of our common stock was $47.64 per share. If a holder had converted his Old Notes on that date, the holder would have received, for each $1,000 in principal amount at maturity of Old Notes, 10.8584 shares of Common Stock with a value of $517.29.

We recommend that you obtain current market quotations for our common stock before deciding whether to surrender their Old Notes.

FORWARD-LOOKING INFORMATION

This document contains not only historical information, but also forward-looking statements relating to our operations that are based on our expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “expectations,” future,” “target,” “trends,” “potential,” “regular,” “should,” “could,” “would,” “will,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. We caution that, while we believe any assumption that we have made to be reasonable and made in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material.

In deciding whether to participate in the exchange offer, each shareholder should consider carefully, in addition to the other information contained in this exchange circular, that our actual results may differ from the forward-looking statements for many reasons, including:

•	Successful completion of the exchange offer and share repurchase authorizations;

•	The effects of incurring substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives;

•
The effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers;

•	Our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants;

•	Our ability to sustain or the effects of plans intended to improve operational execution and performance;

•
Changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas;

•	The effects of plans intended to promote or protect our brands and products;

•	Commodity, workers compensation, group health and utility price changes;

•
Consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants;

•	Changes in interest rates or capital market conditions affecting our financing costs or ability to obtain financing or execute initiatives;

•	The effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations;

•	Our ability to retain key personnel during and after the restructuring process;

•	Our ability and cost to us to recruit, train, and retain qualified hourly and management employees;

•	The effects of increased competition at our locations on sales and on labor recruiting, cost, and retention;

•	The availability and cost of suitable sites for restaurant development and our ability to identify those sites;

•	Changes in building materials and construction costs;

•	The actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities;

•	Practical or psychological effects of natural disasters or terrorist acts or war and military or government responses;

•	Disruptions to our restaurant or retail supply chain;

•	Changes in foreign exchange rates affecting our future retail inventory purchases;

•	Implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and

•	Effectiveness of internal controls over financial reporting and disclosure.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended July 28, 2006 (filed with the SEC on October 3, 2006) and our Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2006 (filed with the SEC on December 6, 2006) and January 26, 2007 (filed with the SEC on March 2, 2007), for a more detailed discussion of these risks and uncertainties and other factors. These reports are available at www.cbrlgroup.com and www.sec.gov. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” beginning on page 17 of this exchange circular. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this offer to purchase, or the date of the document in which they are contained.

All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, or events or circumstances occurring after the date of this exchange circular, or otherwise.

We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) with respect to the information presented to security holders.

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THE EXCHANGE OFFER
Purpose of Exchange Offer

The purpose of the exchange offer is to exchange New Notes for Old Notes with certain different terms. The Financial Accounting Standards Board’s adoption of EITF 04-8, which was effective for reporting periods ending after December 15, 2004, changed the accounting rules applicable to the Old Notes. The change to the applicable accounting rules required us to include the common stock issuable upon conversion of the Old Notes in our fully diluted shares outstanding for purposes of calculating our diluted earnings per share. The terms of the New Notes are similar to the terms of the Old Notes, except the New Notes will have a net share settlement feature requiring us to settle all conversions for a combination of cash and shares of common stock, if any, in lieu of only shares. Shares of our common stock will be issued upon conversion of the New Notes only to the extent that the conversion value exceeds the then accreted principal amount of the New Notes. As a result of this change, under the applicable accounting rules, we will be required to use the treasury stock equivalent method to calculate the New Notes’ dilutive impact on earnings per share. Under this method, our diluted shares outstanding will reflect only the shares of common stock issuable to settle the conversion obligation assuming conversion at period-end. Consequently, the New Notes will result in a lower diluted share count and higher earnings per share in the future. Assuming the exchange of substantially all of the Old Notes for the New Notes, in future reporting periods we expect our earnings per share will be higher than had we not undertaken the exchange offer.

Plans or Proposals

Except as disclosed in this exchange circular as it relates to our plan to redeem both the New Notes and any Old Notes that remain outstanding after this exchange offer, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•
any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	the ceasing of any class of our equity securities to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

Interests Of Directors, Executive Officers And Affiliates.

Based on a reasonable inquiry by the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Old Notes;

•	We will not purchase any Old Notes from such persons; and

•	during the 60 days preceding the date of this Exchange Circular, none of such officers, directors or affiliates has engaged in any transactions in the Old Notes.

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this exchange circular and the accompanying letter of transmittal, to exchange $1,000 principal amount at maturity of New Notes and an exchange fee of $0.60 for each $1,000 principal amount at maturity (which is approximately 0.125% of accreted value at April 3, 2007) of validly tendered and accepted Old Notes. We are offering to exchange all of the Old Notes. However, the exchange offer is subject to the conditions described in this exchange circular and the accompanying letter of transmittal.

You may tender all, some or none of your Old Notes, subject to the terms and conditions of the exchange offer. Holders of Old Notes must tender their Old Notes in a minimum principal amount at maturity of $1,000 and multiples thereof.

We, our officers and directors, the exchange/information agent and the trustee for the Old Notes do not make any recommendation to you as to whether to tender or refrain from tendering all or any portion of your Old Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Notes for exchange and, if so, the amount of Old Notes to tender.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Notes tendered, and we may terminate or amend this offer, if at any time after March 20, 2007 and before acceptance for exchange any of the following events or circumstances shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or circumstance, the event or circumstance makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Notes:

(i)
Any action or event shall have occurred, failed to occur or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Notes under the exchange offer, or

•
in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of CBRL and its subsidiaries, taken as a whole, or would be material to holders of Old Notes in deciding whether to accept the exchange offer.

(ii)
(a) Trading generally shall have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc., (b) there shall have been any suspension or limitation of trading of any securities of CBRL on any exchange or in the over-the-counter market, (c) a general banking moratorium shall have been declared by Federal or New York authorities or (d) there shall not have occurred any material disruption of bank operations, settlements of securities or clearance services in the United States.

(iii)
The trustee with respect to the Old Notes shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, or the trustee or any holder of Old Notes shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Notes under the exchange offer.

(iv)	The Form T-3 Application for Qualification of Indenture (the “T-3”) and any amendment to the T-3 covering the New Notes has been declared effective under the Securities Act.

All of the foregoing conditions are for our sole benefit and may be waived by us in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a)	terminate the exchange offer and return all tendered Old Notes to the holders thereof;

(b)
modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the expiration date, as it may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments”, “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c)	waive the unsatisfied conditions and accept all Old Notes tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on April 16, 2007, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange/information agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to ten business day period. Any change in the consideration offered to holders of Old Notes in the exchange offer will be paid to all holders whose Old Notes have previously been tendered pursuant to the exchange offer. In addition, if we change (1) the percentage of Old Notes we are offering to exchange or (2) the amount of the exchange fee, we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the Old Notes.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of an exchange circular supplement that we distribute to the holders of the Old Notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Notes for Exchange

The New Notes will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered Old Notes when, and if, we have given oral notice (promptly confirmed in writing) or written notice thereof to the exchange/information agent. Subject to the terms and conditions of the exchange offer, the issuance of New Notes will be recorded in book-entry form by the exchange/information agent on the exchange date upon receipt of such notice. The exchange/information agent will act as agent for tendering holders of the Old Notes for the purpose of receiving book-entry transfers of Old Notes in the exchange/information agent’s account at DTC. If any validly tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Notes are validly withdrawn, such withdrawn Old Notes will be returned without expense to the tendering holder or such Old Notes will be credited to an account maintained at

DTC designated by the DTC participant who so delivered such Old Notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold Old Notes and wish to have such securities exchanged for New Notes, you must validly tender, or cause the valid tender of, your Old Notes using the procedures described in this exchange circular and in the accompanying letter of transmittal.

Only registered holders of Old Notes are authorized to tender the Old Notes. The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which the Old Notes are held, as described below.

Tender of Old Notes Held Through a Bank, Broker or Other Nominee

If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Notes on your behalf using one of the procedures described below.

Tender of Old Notes Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

Within two business days after the date of this exchange circular, the exchange/information agent will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange/information agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange/information agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange/information agent, in each case, prior to the expiration date. Delivery of tendered Old Notes must be made to the exchange/information agent pursuant to the book-entry delivery procedures set forth below.

Any participant in DTC may tender Old Notes by:

(a)
effecting a book-entry transfer of the Old Notes to be tendered in the exchange offer into the account of the exchange/information agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange/information agent’s account at DTC and send an agent’s message to the exchange/information agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange/information agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that CBRL Group may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

(b)
completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange/information agent at its address on the back cover page of this exchange circular.

With respect to option (a) above, the exchange/information agent and DTC have confirmed that the exchange offer is eligible for ATOP.

In addition, in order for a tender of Old Notes to be effective, the exchange/information agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Old Notes being tendered into the exchange/information agent’s account at DTC, along with the letter of transmittal or an agent’s message. You must comply with the procedures set forth in this circular and the letter of transmittal if you want to participate in the exchange offer. There are no guaranteed delivery procedures being provided by us in connection with the exchange offer.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange/information agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this exchange circular. Delivery of such documents to DTC does not constitute delivery to the exchange/information agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of New Notes for Old Notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Notes:

•
irrevocably sells, assigns and transfers to or upon the order of CBRL all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Notes tendered thereby;

•	waives any and all rights with respect to the Old Notes tendered thereby;

•
releases and discharges CBRL and the trustee with respect to the Old Notes from any and all claims such holder may have, now or in the future, arising out of or related to the Old Notes tendered thereby, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Notes tendered thereby;

•
represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim or right;

•	designates an account number of a DTC participant in which the New Notes are to be credited; and

•	irrevocably appoints the exchange/information agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution

        (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your Old Notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange/information agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Notes; or

•	the Old Notes are tendered for the account of an Eligible Guarantor Institution. See Instruction 4 in the letter of transmittal.

Withdrawal of Tenders

Tenders of Old Notes in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Old Notes previously tendered. Tenders of Old Notes may not be withdrawn at any time after the expiration date unless the exchange offer is extended, in which case tenders of Old Notes may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw Old Notes previously tendered should contact the DTC participant through which such beneficial owners hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange/information agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange/information agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange/information agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old

Notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Notes unless we waive that condition for all such holders. None of CBRL, the exchange/information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange/information agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange/information agent to the DTC participant who delivered such Old Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Accounting Treatment

As a result of the Financial Accounting Standards Board’s adoption of EITF 04-8, which was effective for the reporting periods ending after December 15, 2004, the accounting rules applicable to the Old Notes changed. The change required us to include the common stock issuable upon the conversion of the Old Notes in our diluted shares outstanding for purposes of calculating diluted earnings per share and to restate diluted shares and diluted earnings per share for prior periods.

    Upon conversion of a New Notes, we will pay to the holder cash equal to the lesser of the accreted principal amount of the New Note being converted and its conversion value and issue to the holder only the number of shares of our common stock having an aggregate market value equal to the amount by which the conversion value of a New Note exceeds its accreted principal amount. Under EITF 04-8 and EITF 90-19, we will be required to use the treasury stock equivalent method to calculate the New Notes’ dilutive impact on earnings per share. Under this method, our diluted shares outstanding will reflect only the shares of common stock issuable to settle the conversion obligation assuming conversion at period-end. Consequently, the New Notes will result in a lower diluted share count and higher earnings per share in the future.

    The exchange of the New Notes for the Old Notes will be accounted for as a modification under EITF 96-19 as the New Notes are not considered substantially different than the Old Notes and there is no gain or loss on the exchange. As a result, under the requirements of EITF 96-19, the only accounting impact to us will be the requirement to expense the estimated costs of the exchange offer of approximately $900,000.

Exchange/Information Agent

Global Bondholder Services Corporation has been appointed as both the exchange agent and information agent for the exchange offer. Letters of transmittal, notices and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange/information agent at the address set forth on the back cover page of this exchange circular. We will pay the exchange/information agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Questions concerning tender procedures and requests for additional copies of this exchange circular or the letter of transmittal should be directed to the exchange/information agent at the address set forth on the back cover page of this exchange circular. Holders of Old Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Other Fees and Expenses

Tendering holders of Old Notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by officers and other employees of CBRL Group and its affiliates.

DESCRIPTION OF THE NEW NOTES

We will issue the New Notes under an indenture to be dated as of the exchange date, between us and Regions Bank, an Alabama banking corporation, as trustee. The following summarizes the material provisions of the New Notes and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the New Notes and the indenture. We refer you to the form of indenture, which contains a form of the New Notes, which is included as an exhibit to the Tender Offer Statement on Schedule TO of which this exchange circular forms a part and is incorporated by reference herein.

As used in this description, the words “we,” “us,” “our” or “CBRL” refer only to CBRL Group, Inc., a Tennessee corporation, and do not include any current or future subsidiary of CBRL Group, Inc.

General

The New Notes will be limited to an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Old Notes for which they are exchanged. If all Old Notes are exchanged, the New Notes will be issued in an aggregate original principal amount at maturity of $422,050,000. The New Notes will mature on April 3, 2032 and the principal amount due at maturity of each New Note will be $1,000 or an integral multiple thereof. The New Notes will be payable at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee presently located at One Wall Street, 3rd Floor Window A, New York, New York 10286.

Except as described below, we do not make periodic payments of interest on the New Notes. Each New Note is being issued in exchange for an Old Note, which as of April 3, 2007, will have an accreted principal amount of $475.01. The New Notes continue to accrue original issue discount as did the Old Notes while they remain outstanding. Original issue discount is the difference between the issue price (in the case of the New Notes, the accreted principal amount as of the exchange date) and the principal amount at maturity of a New Note. Original issue discount has been and will continue to be calculated on the New Notes on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months. As we believe that the New Notes are mere continuations of the Old Notes, the commencement date for the accrual of original issue discount was the issue date of the Old Notes, April 3, 2002.

Consistent with our position that the exchange offer will not result in an exchange for U.S. federal income tax purposes, the New Notes will be debt instruments subject to the contingent payment debt regulations. The New Notes will be treated as having been issued with original issue discount for U.S. federal income tax purposes. Even if we do not pay any contingent interest on the New Notes, holders will be required to include accrued tax original issue discount in their gross income for U.S. federal income tax purposes. The rate at which the tax original issue discount accrues will exceed the stated yield of 3.0% for the accrued original issue discount described above. See “Certain United States Federal Income Tax Considerations.”

Maturity, conversion, purchase by us at the option of a holder or redemption of a New Note at our option will cause the applicable original issue discount and contingent interest, if any, to cease to accrue on such New Note. We may not reissue a New Note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such New Note.

New Notes may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee.

Ranking of New Notes

The New Notes will be unsecured senior obligations of CBRL and equal in right of payment to all of CBRL's existing and future unsecured and unsubordinated indebtedness.

The New Notes also will be effectively subordinated to any of CBRL's secured indebtedness to the extent of the assets securing such indebtedness. The New Notes and the subsidiary guarantees will not be secured by any of our assets or those of our subsidiaries. As a result, the New Notes and the guarantees effectively will be subordinated to our and our subsidiaries' existing and any future secured debt to the extent of the value of the assets securing that debt. As of January 26, 2007, the guarantors have $554.8 million of secured intercompany indebtedness, which is effectively senior to the guarantees by such guarantors of the New Notes to the extent of the assets securing that indebtedness. In any liquidation, bankruptcy or similar proceeding, the holders of our secured debt or the secured debt of any guarantor subsidiaries may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the New Notes. As a result, there may not be sufficient assets remaining to pay amounts due on the New Notes. See “Risk Factors - Risks relating to New Notes - The New Notes and the subsidiary guarantees will be unsecured and effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; the New Notes, in certain other circumstances, may effectively be subordinated to any existing and future liabilities of CBRL or those of our subsidiaries.”

We are a holding company and conduct our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the New Notes, depends upon the earnings of our subsidiaries. In addition, the New Notes effectively will be subordinated to all existing and future liabilities, including claims with respect to trade payables, of any subsidiary which is not a guarantor of the New Notes. Although all of our existing subsidiaries will be guarantors of the New Notes, any non-domestic subsidiaries would not be required to guarantee the New Notes. Moreover, none of our domestic subsidiaries, including those currently guaranteeing the New Notes, will be required to guarantee the New Notes in the future unless at least one of our domestic subsidiaries is guaranteeing other indebtedness or obligations of CBRL. As a result, in the future, we may have subsidiaries that are not guarantors of the New Notes.

Furthermore, if we fail to deliver cash or our common stock upon conversion of a New Note and thereafter become the subject of bankruptcy proceedings, a holder's claim for damages arising from such failure could be subordinated to all of our existing and future obligations and those of our subsidiaries. See “Risk Factors - Risks Relating to New Notes - The New Notes and the subsidiary guarantees will be unsecured and effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; the New Notes, in certain circumstances, may effectively be subordinated to any existing and future liabilities of CBRL or those of our subsidiaries.”

As of January 26, 2007, we had $849.1 million of senior indebtedness outstanding, substantially all of which represented indebtedness under the New Notes and borrowings under our credit facility, and subsidiaries of CBRL had an aggregate of $843.6 million of senior indebtedness outstanding, substantially all of which represented guarantees of the Old Notes and guarantees of borrowings under our credit facility. In addition, at such date, CBRL had $206 million of availability under the revolver portion of its revolving credit facility and a $200 million delayed draw term loan facility that can be used, on or before October 27, 2007, to refinance either the Old Notes or the New Notes when they are either redeemed or converted or .required by the holders to be purchased by us.

New Note Guarantees

CBRL will cause each of its domestic subsidiaries, including any person that becomes a domestic subsidiary after the date of the indenture, to become a guarantor under the indenture, so long as any domestic subsidiary is a guarantor of any indebtedness or obligation of CBRL. As of the date hereof, all of our subsidiaries are domestic subsidiaries and guarantors under the indenture.

The guarantors jointly and severally guarantee our obligations under the New Notes on an unsecured senior basis. Each guarantee of a guarantor will be equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of such guarantor. The obligations of each guarantor under its guarantee will be limited to the greatest amount that would not render its obligations under the guarantee subject to avoidance as a fraudulent conveyance or fraudulent transfer under applicable law.

Each guarantor that makes a payment or distribution of more than its proportionate share under a guarantee shall be entitled to a contribution from each other such guarantor which has not paid its proportionate share of such payment or distribution.

The indenture provides that so long as no default exists or would exist, the guarantee issued by any guarantor shall be automatically and unconditionally released and discharged upon any sale to any person that is not an affiliate of CBRL of all of the capital stock of such guarantor owned, directly or indirectly, by CBRL, which transaction is otherwise in compliance with the indenture. The indenture also provides that so long as no domestic subsidiary guarantees any indebtedness or obligation of CBRL other than the New Notes, none of our domestic subsidiaries will be required to guarantee the New Notes, and any existing guarantee of the New Notes by our domestic subsidiaries will be released and discharged. If, however, any indebtedness or obligation of CBRL is guaranteed by at least one or our current or future domestic subsidiaries, the guarantees of the New Notes by all of our domestic subsidiaries will be reinstated.

As of January 26, 2007, the guarantor subsidiaries had $649.7 million of senior indebtedness outstanding, substantially all of which guarantees of borrowings by CBRL under our credit facility.

Conversion Rights

The initial conversion rate on the Old Notes was 10.8584 shares of common stock per Old Note, subject to adjustment upon the occurrence of certain events described below. The conditions for convertibility of the Old Notes were satisfied in April 2006 and, accordingly the New Notes, immediately upon issuance are and thereafter will be convertible as well using the conversion ratio of 10.8584.

Subject to certain exceptions, once New Notes are tendered for conversion, the value (the “conversion value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount at maturity of the New Notes will be determined by multiplying the applicable conversion rate (10.8584 shares per $1,000 in principal amount at maturity of New Notes) by the average of the sale prices of our common stock for the ten consecutive trading days beginning on the second trading day immediately following the day on which the New Notes are submitted for conversion (the “cash settlement averaging period”).

We will deliver the conversion value to holders as follows:

(1)    an amount in cash (the “principal return”) equal to the lesser of (a) the conversion value of each New Note to be converted and (b) the accreted principal amount of each New Note to be converted,

(2)    if the conversion value of the New Note to be converted is greater than the accreted principal amount, an amount in whole shares (the “net shares”), calculated as described below, equal to such conversion value less the principal return (the “net share amount”), and

(3)    an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be equal to the greater of (i) zero and (ii) the sum of, for each trading day during the cash settlement averaging period, the quotient of (A) 10% of the difference between (1) the product of the conversion rate in effect and the sale price of our common stock for such day; and (2) the accreted principal amount of the New Notes to be converted as of the conversion date, divided by (B) the sale price of our common stock.

We will pay the principal return and cash in lieu of any fractional shares, and deliver the net shares, if any, as promptly as practicable after determination of the net share amount, but in no event later than three business days thereafter.

The “accreted principal amount” with respect to any New Note means, at any date of determination, the sum of: (1) the initial principal amount of the New Note upon issuance (generally the original issue price of the Old Note plus accrued original issue discount to date and accreted to the principal amount of the Old Note that is being exchange for the New Note) (2) the accrued original issue discount that has been accreted to the principal amount of the New Note.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by Pink Sheets, LLC. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

New Notes may be submitted for conversion in multiples of their original principal amount at maturity ($1,000). A holder of a New Note otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date. Our delivery to the holder of the full conversion value of common stock into which the New Note is convertible as described above, will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the New Note; and

•
to satisfy our obligation to pay accrued original issue discount and accrued tax original issue discount attributable to the period from the issue date through the conversion date, as well as any obligation to pay contingent interest.

As a result, accrued original issue discount and accrued tax original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If contingent or semiannual interest is payable to holders of New Notes during any particular six-month period, and such New Notes are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such New Notes at the close of business on the accrual or record date will receive the contingent or semiannual interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion and such New Notes upon surrender must be accompanied by funds equal to the amount of contingent or semiannual interest payable on the principal amount of New Notes so converted, unless such New Notes have been called for redemption, in which case no such payment shall be required by the holder.

The conversion rate will not be adjusted for accrued original issue discount or any contingent interest. A certificate for any shares of common stock issued upon a conversion of New Notes, together with the cash portion of any conversion payment, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see “Certain United States Federal Income Tax Considerations - Classification of the New Notes - Sale, Exchange, Conversion or Redemption of the New Notes.”

To convert a New Note into shares of common stock, a holder must:

•
complete and manually sign the conversion notice on the back of the New Note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the New Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the “conversion date.”

The conversion rate will be adjusted for:

•	dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of CBRL;

•	subdivisions, combinations or certain reclassifications of shares of our common stock;

•
distributions to all holders of shares of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days of the record date for such distribution at less than the sale price of our common stock at the time; and

•
distributions to the holders of our common stock of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends). “Extraordinary cash dividends” means the amount of any cash dividend or distribution that, together with all other cash dividends paid during the preceding 12-month period, are on a per share basis in excess of the sum 5.0% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or distribution.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-

dividend trading” commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

In the event we elect to make a distribution described in the third or fourth bullet of the second preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of New Notes at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the New Notes may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a New Note to convert will be made if holders of New Notes participate in the transaction without conversion or in certain other cases.

The indenture permits us to increase the conversion rate from time to time.

Our shareholder rights plan provides that each share of newly issued common stock (which would include the shares issued upon conversion of New Notes) at any time prior to the distribution of separate certificates representing our rights will be entitled to receive such rights. There shall not be any adjustment to the conversion privilege or conversion rate as a result of such rights, the distribution of separate certificates representing rights, the exercise or redemption of such rights in accordance with any such rights, or the termination or invalidation of such rights. See “Description of Capital Stock -- Shareholder Rights Plan.”

In the event of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the New Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Certain United States Federal Income Tax Considerations - Classification of the New Notes - Constructive Dividends.”

Upon determination that New Note holders are or will be entitled to convert their New Notes into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website.

Contingent Interest

Subject to the accrual provisions described below, we will pay contingent interest to the holders of New Notes during any six-month period from April 4 to October 3, and from October 4 to April 3, commencing after April 3, 2007, if the average market price of a New Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such New Note to the day immediately preceding the relevant six-month period. See “-- Redemption of New Notes at the Option of CBRL” for some of these values.

During any period when contingent interest shall be payable, the contingent interest payable per New Note will equal 0.125% of the average market price of a New Note for the five trading day period referred to in the immediately preceding paragraph.

Contingent interest, if any, will accrue and be payable to holders of New Notes as of the 15th day preceding the last day of the relevant six-month period. We will make contingent interest payments on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

The market price of a New Note on any date of determination means the average of the secondary market bid quotations per New Note obtained by the bid solicitation agent for $10 million principal amount at maturity of New Notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent; or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes,

then the market price of the New Note will equal (a) the then applicable conversion rate of the New Notes multiplied by (b) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

The bid solicitation agent initially is the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New Notes.

Upon determination that New Note holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site.

Redemption of New Notes at the Option of CBRL

No sinking fund is provided for the New Notes. At any time after issuance of the New Notes, we may redeem all or any portion of the New Notes for cash from time to time. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of New Notes.

The table below shows redemption prices of an Old Note on April 3, 2007 and of either an Old Note or a New Note at each April 3 thereafter prior to maturity and at maturity on April 3, 2032. These prices reflect the issue price plus accrued original issue discount to the redemption date. The redemption price of a New Note redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the preceding date in the table.

Redemption Date	(1) Issue Price	(2) Accrued Original Issue Discount	(3) Redemption Price (1) + (2)
April 3,
2007.............................................................................................................................................	$409.30	$65.71	$475.01
2008.............................................................................................................................................	409.30	80.07	489.37
2009.............................................................................................................................................	409.30	94.86	504.16
2010.............................................................................................................................................	409.30	110.09	519.39
2011.............................................................................................................................................	409.30	125.79	535.09
2012.............................................................................................................................................	409.30	141.97	551.27
2013.............................................................................................................................................	409.30	158.63	567.93
2014.............................................................................................................................................	409.30	175.79	585.09
2015.............................................................................................................................................	409.30	193.48	602.78
2016.............................................................................................................................................	409.30	211.70	621.00
2017.............................................................................................................................................	409.30	230.47	639.77
2018.............................................................................................................................................	409.30	249.80	659.10
2019............................................................................................................................................	409.30	269.72	679.02
2020............................................................................................................................................	409.30	290.25	699.55
2021.............................................................................................................................................	409.30	311.39	720.69
2022.............................................................................................................................................	409.30	333.17	742.47
2023.............................................................................................................................................	409.30	355.61	764.91
2024.............................................................................................................................................	409.30	378.73	788.03
2025.............................................................................................................................................	409.30	402.55	811.85
2026.............................................................................................................................................	409.30	427.09	836.39
2027.............................................................................................................................................	409.30	452.37	861.67
2028.............................................................................................................................................	409.30	478.41	887.71
2029............................................................................................................................................	409.30	505.24	914.54
2030............................................................................................................................................	409.30	532.88	942.18
2031.............................................................................................................................................	409.30	561.36	970.66
At stated maturity........................................................................................................................	409.30	590.70	1,000.00

     If we convert the New Notes to semiannual coupon notes following the occurrence of a tax event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of the conversion to the redemption date. See “-- Optional Conversion to Semiannual Coupon Notes Upon Tax Event.”

If we redeem less than all of the outstanding New Notes, the trustee shall select the New Notes to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's New Notes is selected for partial redemption and the holder converts a portion of the New Notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of New Notes at the Option of the Holder

On April 3, 2012, 2017, 2022, and 2027, holders may require us to purchase any outstanding New Note for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their New Notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business immediately preceding the purchase date.

The purchase price of a New Note will be:

•	$551.27 per New Note on April 3, 2012;
•	$639.77 per New Note on April 3, 2017;
•	$742.47 per New Note on April 3, 2022; and
•	$861.67 per New Note on April 3, 2027.

The purchase prices shown above are equal to the issue price plus accrued original issue discount to the purchase date. We must pay the purchase price in cash. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Certain United States Federal Income Tax Considerations - Classification of the New Notes - Sale, Exchange, Conversion or Redemption of the New Notes.”

If, prior to a purchase date, we have converted the New Notes to semiannual coupon notes following the occurrence of a tax event, the purchase price will be equal to the restated principal amount of the notes, plus accrued and unpaid interest from the date of the conversion to the purchase date. See “-- Optional Conversion to Semiannual Coupon Notes Upon Tax Event.”

We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to purchase their New Notes.

The purchase notice given by each holder electing to require us to purchase New Notes shall be given to the paying agent no later than the close of business on the purchase date and must state:

•	the certificate numbers of the holder's New Notes to be delivered for purchase;

•	the portion of the principal amount at maturity of New Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of the New Notes being withdrawn;

•	the certificate numbers of the New Notes being withdrawn; and

•	the principal amount at maturity, if any, of the New Notes that remain subject to the purchase notice.

See “Certain United States Federal Income Tax Considerations - Classification of the New Notes - Sale, Exchange, Conversion or Redemption of the New Notes.”

In connection with any purchase offer, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for a New Note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the New Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the New Note to be paid promptly following the later of the purchase date or the time of delivery of the New Note.

If the paying agent holds money sufficient to pay the purchase price of the New Note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the New Note will cease to be outstanding and original issue discount on such New Note will cease to accrue, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Note.

We may not purchase any New Notes for cash at the option of holders if an event of default with respect to the New Notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such New Notes.

Optional Conversion to Semiannual Coupon Notes Upon Tax Event

From and after the date of the occurrence of a tax event, we will have the option to elect to pay interest in cash in lieu of future accruals of original issue discount. Cash interest will be paid at a rate equal to 3.0% per year on a principal amount per New Note (the “restated principal amount”) equal to the issue price plus accrued original issue discount to the date of the tax event or the date on which we exercise the option described herein, whichever is later (the “option exercise date”). Except as otherwise described in this section, the other terms of the New Notes will remain unchanged in all material respects.

Such interest shall accrue from the option exercise date and shall be payable semiannually on the interest payment dates of April 3 and October 3 of each year to holders of record at the close of business on March 19 or September 18 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the option exercise date. In the event that we exercise our option to pay interest in lieu of accrued original issue discount, the redemption price, purchase price and change in control purchase price on the New Notes will be adjusted, and contingent interest will cease to accrue. However, there will be no change in the holder's conversion rights.

A “tax event” means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this exchange circular, as a result of:

(1)
any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

(2)
any amendment to, or change in, an interpretation or application (including through litigation or a settlement involving us) of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this exchange circular, there is more than an insubstantial risk that interest (including tax original issue discount and contingent interest, if any) payable on the New Notes either:

•	would not be deductible on a current accrual basis; or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

If a proposal were ever enacted and made applicable to the New Notes in a manner that would limit our ability to either:

•	deduct the interest, including tax original issue discount and contingent interest, if any, payable on the New Notes on a current accrual basis; or

•	deduct the interest, including tax original issue discount and contingent interest, if any, payable on the New Notes under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the New Notes would be subject to modification at our option as described above.

The modification of the terms of New Notes by us upon a tax event as described above could possibly alter the timing of income recognition by holders of the New Notes with respect to the semiannual payments of interest due on the New Notes after the option exercise date. See “Certain United States Federal Income Tax Considerations -- Tax Event.”

Events of Default

The following are events of default for the New Notes:

(1)
default in payment of the principal amount at maturity (or, if the New Notes have been converted to semiannual coupon notes following a tax event, the restated principal amount), redemption price, purchase price or change in control purchase price with respect to any New Note when such becomes due and payable;

(2)
default in payment of any contingent interest or of interest which becomes payable after the New Notes have been converted by us into semiannual coupon notes following the occurrence of a tax event, which default, in either case, continues for 30 days;

(3)
our failure or any guarantor's failure to comply with any of the other agreements in the New Notes, any guarantees or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the New Notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

(4)
(A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of CBRL or its subsidiaries for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $10 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $10 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the New Notes then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred;

(5)
any guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the guarantor and CBRL to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount at maturity of the New Notes then outstanding; or

(6)	certain events of bankruptcy or insolvency affecting us or our subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the New Notes then outstanding may declare the issue price of the New Notes plus the original issue discount on the New Notes accrued through the date of such declaration, and any accrued and unpaid interest (including contingent interest, if any) through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of CBRL, the issue price of the New Notes plus the original issue discount and any contingent interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. If the New Notes have been converted to semiannual coupon notes following the occurrence of a tax event, the amount due on an acceleration will be the restated principal amount plus accrued and unpaid interest.

Merger, Consolidation and Sales of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or persons or convey, transfer or lease our properties and assets substantially as an entirety to another person or persons, and we will not permit any subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of CBRL and our subsidiaries on a consolidated basis to any other person or persons, unless at the time and after giving effect thereto:

(i)
either (A) if the transaction or transactions is a merger or consolidation, CBRL or such subsidiary shall be the surviving person of such merger or consolidation, or (B) the person formed by such consolidation or into which CBRL or such subsidiary is merged or to which the properties or assets of CBRL or such subsidiary, as the case may be, are sold, assigned, transferred, leased or otherwise disposed of, shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(ii)
the person formed by such consolidation or surviving such merger or to which such sale, assignment, transfer, lease or other disposition is made assumes all obligations of CBRL or such subsidiary under the New Notes and the indenture; and

(iii)	CBRL or such subsidiary or such successor person shall not immediately thereafter be in default under the indenture.

Upon the sale of a guarantor the surviving person must assume the obligations of the guarantor and the surviving person must be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, unless all of the assets or all of the common stock of such guarantor are sold to a non-affiliate of CBRL, in which case the guarantee is released.

Upon the assumption of CBRL's or such subsidiary's obligations by such a person in such circumstances, subject to certain exceptions, CBRL shall be discharged from all obligations under the New Notes and the indenture.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the New Notes with the consent of the holders of at least a majority in principal amount at maturity of the New Notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	alter the manner of calculation or rate of accrual of original issue discount or interest (including contingent interest) on any New Note or extend the time of payment;

•	make any New Note payable in money or securities other than that stated in the New Note;

•	change the stated maturity of any New Note;

•	reduce the principal amount at maturity, accrued original discount, redemption price, purchase price or change in control purchase price with respect to any New Note;

•	make any change that adversely affects the right of a holder to convert any New Note;

•	make any change that adversely affects the right to require us to purchase a New Note;

•	impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the New Notes;

•	change the provisions in the indenture that relate to modifying or amending the indenture; or

•	release any guarantor from any of its obligations under its guarantee other than in accordance with the terms of the indenture.

Without the consent of any holder of New Notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the New Notes;

•	to add to our covenants for the benefit of the holders of the New Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the New Notes;

•	to make any changes or modifications to the indenture necessary in connection with the qualification of the New Notes under the Trust Indenture Act as contemplated by the indenture;

•	to cure any ambiguity or inconsistency in the indenture; and

•	to make any change that does not adversely affect the rights of the holders of the New Notes.

The holders of a majority in principal amount at maturity of the outstanding New Notes may, on behalf of the holders of all New Notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•
waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid interest, accrued and unpaid contingent interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any New Note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding New Note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture if we deliver to the trustee for cancellation all outstanding New Notes or if we or any guarantor irrevocably deposits, with the trustee, the paying agent or the conversion agent, if applicable after all of the New Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding New Notes and paying all other sums payable under the indenture.

Calculations in Respect of New Notes

We are responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determination of the average market prices of the New Notes and of our common stock and amounts of contingent interest payments, if any, payable on the New Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of CBRL or a guarantor, the claim of the holder of a New Note is, under Title 11 of the United States Code, limited to the issue price of the New Note plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

Information Concerning the Trustee

Regions Bank, an Alabama banking corporation, is the trustee, registrar, paying agent and conversion agent under the indenture for the New Notes.

Depositary

Description of the Global Securities

Upon issuance, all New Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a “depositary”), as depositary, registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to its nominee or by such nominee of the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the indenture. Except as provided below, the beneficial owners of the New Notes represented by a global security will not be entitled to have the New Notes registered in their names, will not receive or be entitled to receive physical delivery of the New Notes in definitive form and will not be considered the owners or holders of the New Notes including for purposes of receiving any reports delivered by CBRL or the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

To ensure that notices of conversion and purchase at the option of a holder (or any other notices or actions permitted or required to be taken by holders of Notes under the indenture) are received by the paying agent by the times required, holders may need to give substantially earlier instructions to their broker or other intermediary. Different brokerage firms and intermediaries may have different cut-off times for accepting and implementing instructions from their clients. Therefore, you should consult with your broker and other intermediary, if applicable, as to applicable cut-off times and other notice mechanics.

DTC Procedures

The following is based on information provided by DTC.

DTC will act as securities depositary for the New Notes. The New Notes will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered global securities will be issued for the New Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitate the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the New Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all New Notes deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of New Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the direct participants to whose accounts the New Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the New Notes. Under its usual procedures, DTC mails an omnibus proxy to CBRL as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the New Notes are credited on the record date.

Payments of contingent principal amounts and any contingent interest amounts made in cash on the New Notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee of the Old Notes or CBRL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of contingent principal amounts, premium, if any, and/or contingent interest, if any, to DTC is the responsibility of CBRL. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for Certificated Securities

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 60 days

•	we execute and deliver to the trustee a company order to the effect that the global securities shall be exchangeable, or

•	an event of default under the indenture has occurred and is continuing with respect to the New Notes the global New Notes will be exchangeable for New Notes in definitive form of like tenor and of an equal aggregate original principal amount, in denominations of $1,000 original principal amount and integral multiples of $1,000. The definitive New Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global New Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any given time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, New Note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for New Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Settlement and Payment

Settlement for the New Notes will be made by the exchange/information agent by the issuance of New Notes on a date promptly after the expiration date upon acceptance of validly tendered Old Notes. We will make all payments of contingent interest, if any, in immediately available funds so long as the New Notes are maintained in book-entry form.

Governing Law

The indenture, the guarantees and the New Notes are governed by, and construed in accordance with, the law of the State of New York.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the New Notes to holders of the Old Notes and New Notes who participate in the exchange and who hold such securities as capital assets. It is based on the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to CBRL Group. The discussion is general in nature, and does not discuss all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances (including, for example, the potential application of the alternative minimum tax), or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, persons holding the securities as part of a straddle, hedging or conversion transaction, and dealers in securities). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This summary does not deal with persons that acquire New Notes subsequent to the exchange offer.

For purposes of the discussion herein, a “U.S. Holder” means a beneficial owner of an Old Note or a New Note, as the case may be, who is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of the discussion herein, a “Non-U.S. Holder” means a beneficial owner of an Old Note or a New Note, as the case may be, who is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Note or a New Note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of an Old Note or a New Note that is a partnership and partners in such partnership should consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations that could affect the tax consequences described herein.

WE RECOMMEND THAT EACH HOLDER CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, AND ARISING AS A RESULT OF CHANGES IN U.S. FEDERAL INCOME TAX LAWS OR THE TAX LAWS OF SUCH OTHER JURISDICTIONS.

Exchange of Old Notes for New Notes

U.S. Holders

Characterization of the Exchange

Under current Treasury Regulations, the exchange of Old Notes for New Notes will be treated as a taxable exchange for U.S. federal income tax purposes (referred to in this discussion as a “Tax Exchange”) only if, taking into account the differences between the terms of the Old Notes and the New Notes, there is deemed to be a “significant modification” of the Old Notes.

In general, these Treasury Regulations provide that a modification of a debt instrument is a significant modification if the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” We intend to take the position that the modifications to the Old Notes resulting from the exchange offer will not constitute a significant modification of the Old Notes. This position, however, is subject to uncertainty and could be challenged by the IRS.

U.S. Federal Income Tax Treatment If No Tax Exchange

If, consistent with our position, the exchange of Old Notes for New Notes does not constitute a significant modification of the Old Notes, the New Notes will be treated as a continuation of the Old Notes. In that case, apart from the receipt of the exchange fee (discussed below) there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges Old Notes for New Notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange. In addition, any such holder will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Notes. These rules and certain other U.S. federal income tax considerations relating to the holding and disposition of the New Notes are summarized below.

U.S. Federal Income Tax Treatment If Tax Exchange

There can be no assurance that the IRS will agree that the exchange does not constitute a Tax Exchange. U.S. Holders and their tax advisors should consider whether such a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. Whether such a Tax Exchange qualifies as a recapitalization depends on, among other things, whether the Old Notes and the New Notes constitute “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Notes and the New Notes should constitute securities for U.S. federal income tax purposes. However, the rules for determining whether debt instruments such as the Old Notes and the New Notes are securities are complex and unclear. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years is generally considered to be a security, no authority clearly addresses the impact of put and call features of the type included in the Old and New Notes on the analysis of whether a debt instrument is a security. If both the Old Notes and the New Notes constitute securities for U.S. federal income tax purposes, the exchange should qualify as a recapitalization for U.S. federal income tax purposes.

The proper application of the recapitalization rules to a debt instrument subject to the Treasury Regulations relating to contingent payment debt instruments is unclear. If the exchange of the Old Notes for New Notes is treated as a Tax Exchange, and if the Tax Exchange is treated as a recapitalization, we believe that, except to the extent of the amount of the exchange fee (discussed below), a U.S. Holder generally should not recognize any gain or loss as a result of the exchange, and generally should have the same tax basis and holding period in the New Notes as such U.S. Holder had in the Old Notes prior to the exchange.

If, contrary to our position, the exchange of the New Notes for the Old Notes is considered a Tax Exchange and, further, such Tax Exchange is not treated as a recapitalization, such Tax Exchange would be a fully taxable transaction, and an exchanging U.S. Holder may be required to recognize gain in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Old Notes surrendered. The amount realized would generally be the fair market value of the New Notes. Any resulting gain generally would be treated as ordinary interest income. In addition, in such a case, a U.S. Holder’s holding period in the New Notes would begin the day after the exchange, and such U.S. Holder’s tax basis in the New Notes generally would equal the fair market value of the New Notes. Even if the exchange is not a recapitalization, a U.S. Holder may not be able to recognize a loss under the U.S. federal income tax rules relating to “wash sales.” In addition, among other things, a U.S. Holder may be required to accrue interest income at a significantly different rate and on a significantly different schedule than is applicable to the Old Notes, may have significantly different treatment upon conversion of the New Notes, and may have a significantly different basis in their common stock acquired upon conversion of the New Notes.

WE RECOMMEND THAT HOLDERS CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE OWNERSHIP, SALE, EXCHANGE, CONVERSION OR REDEMPTION OF NEW NOTES IF THE EXCHANGE IS TREATED AS A TAX EXCHANGE.

Non-U.S. Holders

If, consistent with our position, the New Notes are treated as a continuation of the Old Notes, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who participates in the exchange, except with respect to the receipt of the exchange fee. If, contrary to our position, the exchange of the Old Notes for New Notes constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder will be eligible for exemption from U.S. federal income or withholding tax to the same extent as would be the case for gain realized upon any sale or exchange of the Old Notes.

Exchange Fee

We intend to treat payment of the exchange fee as consideration to holders for participating in the exchange offer. In that case, such payment would result in ordinary income to holders participating in the exchange offer and we will report such payments to holders and the IRS for information purposes in accordance with such treatment. In addition, because we intend to treat the payment of the exchange fee as ordinary income, any exchange fee paid to a non-U.S. Holder may be subject to a withholding tax of 30% unless the non-U.S. Holder provides to a withholding agent either an IRS Form W-8ECI certifying that such payment is effectively connected with such holder’s conduct of a United States trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable United States income tax treaty.

Classification of the New Notes

Pursuant to the terms of the indenture, we and each holder of the New Notes agree, for U.S. federal income tax purposes, to treat the New Notes as a continuation of the Old Notes that are indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the New Notes will be so treated. However, no assurance can be given that the IRS will not assert that the New Notes should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Notes.

U.S. Holders

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the New Notes, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the accruals on the New Notes for non-tax purposes and in excess of any interest payments actually received in that year.

In general, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a New Note that equals:

•
the product of (i) the adjusted issue price of the New Note as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the New Note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the New Note.

The issue price of a New Note is the first price at which a substantial amount of the Old Notes was sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a New Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the New Note.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the New Notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the exchange feature. The comparable yield and projected payment schedule are available from CBRL Group by telephoning CBRL Group, Inc. Investor Relations Department at (925) 658-7878 or submitting a written request for such information to: CBRL Group, Inc., 3003 Oak Road, Walnut Creek, California 94597, Attention: Investor Relations Department.

For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the New Notes, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NEW NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE NEW NOTES.

Adjustments to Interest Accruals on the New Notes

If you receive actual payments with respect to a New Note in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

If you receive actual payments with respect to a New Note in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the New Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the New Note and the Old Note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the New Notes or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the New Notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Conversion or Redemption of the New Notes

Generally, the sale, exchange, conversion or redemption of a New Note will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the New Notes includes the receipt of stock upon exchange as a contingent payment with respect to the New Notes. Accordingly, the receipt of our common stock by you upon the exchange or conversion of a New Note will be treated as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, an exchange or conversion will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (b) your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note will generally be equal to your original purchase price for the Old Note, increased by any interest income previously accrued by you with respect to the Old Note and the New Note (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the Old Note and the New Note to you. Gain recognized upon a sale, exchange, conversion or redemption of a New Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Your tax basis in our common stock received upon conversion of a New Note will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the New Notes, the conversion rate of the New Notes is increased, such increase may be deemed to be the payment of a taxable dividend to you.

For example, an increase in the conversion rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

Payments Made With Respect to the New Notes

Under U.S. federal income tax law, and subject to the discussions of backup withholding below:

•
we and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from payments of interest and principal to you if, in the case of payments of interest:

(1)    you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

(2)    you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and

(3)    the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

(a)    you have timely furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

(b)    in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have timely furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

(c)    the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

  i.    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

 ii.    a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS),
             or

iii.    a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(d)        the U.S. payor timely receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.    certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.    to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(e)    the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

•
no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale, exchange, conversion or redemption of a New Note, unless the gain is “effectively connected” with your conduct of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; and

•
if interest paid to you is “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the interest, provided that you have furnished to us or another payor in a timely manner a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

(1)    you are a non-United States person, and

(2)    the interest is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

“Effectively connected” interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” interest that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Dividends on Common Stock and Constructive Dividends

Except as described below, if you are a Non-U.S. Holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a Non-U.S. Holder of a New Note and you receive a constructive dividend as a result of a change in the conversion rate of your New Note, we and other payors may withhold on other payments made on your New Note in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody, of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor in a timely manner:

•
a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•
in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States IRS.

If dividends or constructive dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from such dividends or any other payments, provided that you have furnished to us or another payor in a timely manner a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-U.S. Holder, “effectively connected” dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

•
the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•
you are an individual non-resident alien, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•
we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition or the period that you hold the common stock, more than 5% of the common stock and you are not eligible for any treaty exemption.

If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

U.S. Holders

Payments of interest (including original issue discount and a payment in cash or common stock pursuant to a conversion of the New Notes) or constructive dividends, if any, made by us to certain non-corporate U.S. Holders, or payments of the proceeds of the sale or other disposition or retirement of the New Notes to certain noncorporate holders, may be subject to information reporting. Additionally, the U.S. federal backup withholding tax rules may apply if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements (which will result in U.S. federal taxes being withheld on such amounts at the backup withholding rate then in effect). Any amounts so withheld will be allowed as a credit against the holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS. These rules may also apply to the payment of the exchange fee in connection with the exchange offer.

Non-U.S. Holders

In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Non-U.S. Holders—Payments Made With Respect to the New Notes” are satisfied or you otherwise establish an exemption.

In general, payment of the proceeds from the sale of New Notes or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a Non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker in a timely manner:

(1)    an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United
        States person, or

(2)    other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your New Notes and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In general, payment of the proceeds from the sale of New Notes or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Notes or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of New Notes or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

(1)    one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)   such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of New Notes or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Tax Event

The modification of the terms of New Notes by us upon a tax event as described in “Description of New Notes - Optional conversion to Semiannual Coupon Notes Upon Tax Event” could possibly alter the timing of income recognition by holders of the New Notes with respect to the semiannual payments of interest due on the New Notes after the option exercise date.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the provisions of our charter, our bylaws and the applicable provisions of the Tennessee Business Corporation Act. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our charter, our bylaws, the Tennessee Business Corporation Act and other applicable statutes. For information on how to obtain copies of our charter and bylaws, see “Additional Information.”

Common Stock

We currently have authority to issue 400,000,000 shares of common stock, par value $0.01 per share. As of February 23, 2007, 25,186,108 shares of our common stock were outstanding.

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our outstanding common stock do not have the right to cumulate their votes with respect to the election of directors or any other matters. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of CBRL Group. Upon liquidation, dissolution or winding up of CBRL Group, the holders of our common stock are entitled to receive pro rata the assets of CBRL Group that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our charter authorizes us to issue 100,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

This generally is referred to as “blank check” preferred stock. The preferred stock could have priority over common stock as to dividends and as to the distribution of our assets upon any liquidation, dissolution or winding up of CBRL. Accordingly, the board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding and we currently have no plans to issue any of the 100,000,000 authorized shares of preferred stock.

Tennessee Statutory Provisions Addressing Business Combinations

The Tennessee Business Combination Act and the Tennessee Control Share Acquisition Act provide certain anti-takeover protections for Tennessee corporations.

The Tennessee Business Combination Act, or the “Combination Act”

The Combination Act applies to all Tennessee companies. It imposes a five-year standstill on transactions such as mergers, share exchanges, sales of assets, liquidations and other interested party transactions between Tennessee corporations and “interested shareholders” and their associates or affiliates, unless the business combination is approved by the board of directors before the interested shareholder goes above the 10% ownership threshold. Thereafter, the transaction either requires a two-thirds vote of the shareholders other than the interested shareholder or satisfaction of certain fair price standards.

The Combination Act also provides for additional exculpatory protection for the board of directors in resisting mergers, exchanges and tender offers if a Tennessee corporation's charter specifically opts-in to such provisions. A Tennessee corporation's charter may specifically authorize the members of a board of directors, in the exercise of their judgment, to give due consideration to factors other than price and to consider whether a merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation operates, or any other relevant factor in the exercise of their fiduciary duty to the shareholders.

Our charter expressly opts-in and provides for exculpation of the board of directors to the full extent permitted under the Combination Act. The opt-in will have the effect of protecting us from unwanted takeover bids, because the board of directors is permitted by the charter to take into account all relevant factors in performing its duly authorized duties and acting in good faith and in the best interests of CBRL.

The Tennessee Control Share Acquisition Act or the “TCSA”

Sections 48-35-301 through 48-35-312 of the TCSA limit the voting rights of shares owned by a person above certain percentage thresholds, unless the non-interested shareholders of the corporation approve the acquisition above the designated threshold. However, the TCSA only applies to corporations whose charter or bylaws contain an express declaration that control share acquisitions are to be governed by the TCSA. In addition, the charter or bylaws must specifically provide for the redemption of control shares or appraisal rights for dissenting shareholders in a control share transaction.

Our charter makes all of the express declarations necessary to avail us of the full protection under the TCSA. The provisions described above will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, management believes that such provisions are advantageous to shareholders in that they will permit management and the shareholders to carefully consider and understand a proposed acquisition and may require a higher level of shareholder participation in the decision.

Pursuant to Section 48-35-308 of the TCSA, we, at our option, may redeem from an acquiring person all, but not less than all, control shares acquired in a control share acquisition, at any time during the period ending 60 days after the last acquisition of control shares by that person, for the fair value of those shares, if (1) no control acquisition statement has been filed, or (2) a control acquisition statement has been filed and the shares are not accorded voting rights by the shareholders of this corporation pursuant to Section 48-35-307. For purposes of this subparagraph, fair value shall be determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person, if a control acquisition statement is filed, or if no control acquisition statement is filed, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition.

Pursuant to Section 48-35-309 of the TCSA, if control shares acquired in a Control Share Acquisition are accorded voting rights and the acquiring person has acquired control shares that confer upon that person a majority or more of all voting power entitled to vote generally with respect to the election of directors, all this corporation's shareholders of record, other than the acquiring person, who have not voted in favor of granting those voting rights to the acquiring person shall be entitled to an appraisal of the fair market value of their shares in accordance with Chapter 23 of the Tennessee Business Corporation Act.

The Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Greenmail Act, we may not purchase any of our shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer, of at least equal value per share, to all shareholders of such class.

The Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offeror beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. The Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offered company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Investor Protection Act are tender offers which are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

The provisions described above, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, we believe that such provisions are advantageous to our shareholders in that they will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our board of directors.

Shareholder Rights Plan

On September 7, 1999, our board of directors declared a dividend of one right for each outstanding share of our common stock. That dividend was distributed on September 27, 1999. Until the earlier of the “Distribution Date” or the “Expiration Date” (as those terms are defined in the CBRL Rights Agreement), CBRL will issue one right with each share of our common stock that is issued. The rights trade with the common stock until the Distribution Date, at which time, the rights separate and will become evidenced by separate rights certificates.

The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or business combination approved by our board of directors prior to the time that there is an “Acquiring Person” (as defined in the CBRL Rights Agreement) or a tender offer for 30% or more of the outstanding shares of our common stock is commenced. Ten business days after either of those events, the rights become exercisable for that number of shares of our common stock that have a value equal to two times the exercise price of the rights (currently $65 per share, subject to certain adjustments). Until there occurs one of the triggering events, however, the rights generally may be redeemed by our board of directors at $0.01 per right.

Exchanges, Transfer Agent and Registrar

Our common stock is listed on the Nasdaq under the symbol “CBRL.” The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

VALIDITY OF SECURITIES

The validity of the New Notes and the shares of common stock issuable upon conversion of the New Notes is being passed upon for CBRL Group, Inc. by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee.

ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a Tender Offer Statement on Schedule TO with the SEC relating to the securities covered by this exchange circular. This exchange circular is a part of the Schedule TO and does not contain all of the information in the Schedule TO. Whenever a reference is made in this exchange circular to a contract or other document of CBRL Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the Schedule TO at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

Listed below are certain documents or information that we have filed with the SEC that contain important information and that we recommend that you review:

•	Our Annual Report on Form 10-K for the year ended July 28, 2006 filed with the SEC on October 3, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 27, 2006 filed with the SEC on December 6, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended January 26, 2007 filed with the SEC on March 2, 2007;

•
Our Current Reports on Form 8-K filed with the SEC on August 1, 2006, August 15, 2006, August 29, 2006, September 13, 2006, September 19, 2006, September 21, 2006, September 26, 2006, October 18, 2006, November 3, 2006, November 16, 2006, November 21, 2006, November 29, 2006, December 6, 2006, January 3, 2007, January 30, 2007, February 14, 2007, February 20, 2007, February 21, 2007, February 26, 2007, February 27, 2007, March 2, 2007, March 6, 2007 and March 8, 2007; and

•
The description of our Common Stock in our Registration Statement on Form 8-A (Registration No. 333-62469) filed with the SEC on December 30, 1998, and any amendment or report for the purpose of updating such description.

Note that since the end of our last fiscal year, we divested our former subsidiary, Logan’s Roadhouse, Inc. (“Logan’s”). As a result, we now report Logan’s as “discontinued operations.” Because the disposition did not occur until after the end of our last fiscal year, however, the financial statements that are contained in our Annual Report on Form 10-K for the fiscal year ended July 28, 2006 are not comparable to the present presentation because they do not reflect Logan’s as discontinued operations. We intend to recast those financial statement to reflect Logan’s as discontinued operations; however, until we do, you should rely on those prior financial statements only with the express understanding that they will appear materially different once they are recast to reflect Logan’s as discontinued operations.

We will provide without charge to each person, including any beneficial owner, to whom this exchange circular is delivered, upon his or her written or oral request, a copy of any or all documents referred to above excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Senior Vice President, Corporate Affairs, 305 Hartmann Drive, P.O. Box 787, Lebanon, Tennessee 37088-0787, telephone (615) 444-5533.

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[CBRL GROUP, INC. LOGO]

Offer to Exchange

Zero Coupon Senior Convertible Notes due 2032
and an Exchange Fee

for all our outstanding

Liquid Yield OptionTM Notes due 2032 (Zero Coupon-Senior)

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By Mail:	By facsimile	By Hand or Overnight Courier:
65 Broadway - Suite 704 New York, NY 10006	For Eligible Institutions Only (212) 430-3775 Confirmation: (212) 430-3774	65 Broadway - Suite 704 New York, NY 10006

Questions, requests for assistance and requests for additional copies of this exchange circular and the related letter of transmittal may be directed to the information agent at the address set forth below:

The information agent for the exchange offer is:

Global Bondholder Services Corporation
65 Broadway— Suite 704
New York, NY 10006
Attn: Corporate Actions
Telephone: (212) 430-3774 (Banks and Brokers)
(866) 470-4300